Exhibit 10.49

SIRVA, Inc.

Leaders Equity Award Plan

Article I

Purpose

The purpose of the Plan is to promote the long-term financial success of the Company and materially increase Shareholder value by attracting, retaining and motivating employees who are expected to have a significant leadership role in the Company and a meaningful impact on earnings growth and profitability, through awarding these leaders with equity-like incentives. To achieve this purpose, the Plan provides Participants who remain with the Company with the opportunity to share in the Shareholders’ success by granting a stake in Sales by Shareholders generating a successful return on their investment in the Company.

This Effective Date of the Plan is July 1, 2010.

Article II

Definitions

Section 2.01 Certain Definitions. Whenever used herein, the following terms shall have the respective meanings set forth below:

(a) “Affiliate” means, with respect to any Person, any other Person who or which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

(b) “Award Letter” means the letter evidencing an award of Units to a Participant, in such form as the Committee may determine.

(c) “Award Pool” means the pool established under Section 5.02 with respect to which payments to Participants shall be made in proportion to their Units.

(d) “Board” means the Company’s Board of Directors.

(e) “Cause” means, as determined by the Committee in its sole discretion: (i) the willful failure of the Participant to substantially perform the duties of his services to the Company or any Subsidiary (other than due to the Participant’s death or Disability); (ii) the Participant’s engaging in misconduct that has caused, or is reasonably expected to result in, injury to the Company or any of its Subsidiaries; (iii) the Participant’s dishonesty, or breach of any fiduciary duty owed to the Company or any of its Subsidiaries; (iv) the Participant’s conviction of, or entering a plea of guilty or nolo contendere to, a felony or a crime involving moral turpitude; (v) the Participant’s violation or breach of any material written Company policy or rule or the Participant’s violation or breach of any of his obligations under any material written agreement or covenant with the Company or any of its Subsidiaries; or (vi) any failure by the Participant to cooperate, if requested by the Company or any Subsidiary, with any investigation or inquiry into the Participant’s, the Company’s or any Subsidiary’s business practices, whether internal or external, including, but not limited to, the Participant’s refusal to be deposed or to provide testimony at any trial or inquiry. A termination for Cause shall include a determination by the Committee to that effect following the termination of the Participant’s services to the Company for any reason that would have justified a termination by the Company for Cause. Notwithstanding the foregoing, with respect to any Participant who is party to an employment agreement with the Company or any Subsidiary, “Cause” shall have the meaning specified in such Participant’s employment agreement.

(f) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(g) “Company” means SIRVA, Inc., a Delaware corporation, and any successor thereto.

(h) “Committee” means the Compensation Committee of the Board (or such other committee of the Board as the Board shall designate) or, if there shall not be any such committee then serving, the Board.

(i) “Common Stock” means the Company’s common stock.

(j) “Disability” shall have the meaning specified in section 22(e)(3) of the Code.

(k) “Distribution” means each dividend (other than a stock dividend), share buy-back or other distribution of cash or property to Shareholders with respect to their Equity Shares, as reasonably determined by the Committee.

(l) “Employee” means any officer or employee of the Company or any Subsidiary.

(m) “Equity Share” means each share of Common Stock held by a Shareholder on the Effective Date, provided that once an Equity Share has been subject to a Sale, such Common Stock shall no longer be considered an Equity Share.

(n) “Participant” means an Employee who becomes a Participant under Article III.

(o) “Person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, entity or government (whether national, federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

(p) “Plan” means this SIRVA, Inc. Leaders Equity Award Plan, as amended from time to time.

(q) “Sale” means a sale or other transfer of an Equity Share by a Shareholder to any Person other than a Shareholder.

(r) “Sales Price” means cash and fair market value (as reasonably determined by the Committee) of any security or other property received by a Shareholder in a Sale for each Equity Share.

(s) “Strike Price” means $331.00 per Equity Share, in U.S. Dollars, as adjusted under Section 5.03.

(t) “Shareholder’ means each owner of Common Stock on the Effective Date and each such Shareholder’s Affiliates.

(u) “Subsidiary” means (i) any corporation in which the Company owns, directly or indirectly, stock possessing more than 50% of the total combined voting power of all classes of stock entitled to vote of such corporation or more than 50% of the total value of shares of all classes of stock of such corporation and (ii) any other business organization, regardless of form, in which the Company possesses, directly or indirectly, more than 50% of the total combined equity interests of such organization.

(v) “Trust” means the trust established and funded by the Company to provide for payment to Participants.

(w) “Trustee” means the bank or other entity having trustee powers selected by the Company to serve as Trustee of the Trust.

(x) “Unit” means an award to a Participant of a portion of each Sale, provided that the Sales Price exceeds the Strike Price, as determined in accordance with the Plan and such Participant’s Award Letter. There shall be 12,000,000 Units available for award under the Plan.

Section 2.02 Gender and Number. Except when the context otherwise indicates, words in the masculine used in the Plan shall include the feminine, the singular shall include the plural and the plural shall include the singular.

Article III

Participation

The Committee may, from time to time, select key Employees to participate in the Plan who, in the Committee’s sole discretion, hold significant leadership roles within the Company, directly impact the Company’s earnings and sales, and directly impact the Company’s equity value. A selected Employee shall become a Participant upon delivery of an Award Letter and execution of a non-competition and confidentiality agreement, in such form and with such terms and conditions as the Committee may determine in its sole discretion.

Article IV

Administration

The Committee shall be responsible for the administration of the Plan. The Committee shall have discretionary authority, subject to the provisions of the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to provide for conditions deemed necessary or advisable to protect the interests of the Company, to interpret the Plan and to make factual and other determinations necessary or advisable for the administration and interpretation of the Plan and to carry out its provisions and purposes. Any determination, interpretation or other action made or taken (including, but not limited to, any failure to make any determination or interpretation or failure to make or take any other action) by the Committee pursuant to the provisions of the Plan shall be final, binding and conclusive for all purposes and upon all persons, and shall be given deference in any proceeding with respect thereto. The Committee may treat similarly situated Participants differently and need not administer the Plan uniformly. The Committee may consult with legal counsel, who may be counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

Article V

Payments

Section 5.01 Grant of Units. Units may be awarded to Participants at such time or times as the Committee shall determine. Each award shall be evidenced by an Award Letter, specifying the number of Units allocable to a Participant and such other terms and conditions not inconsistent with the Plan as the Committee shall determine. The Committee may allocate less than 100% of the Units.

Section 5.02 Award Pool. Upon each Sale in which the Sales Price exceeds the Strike Price, the Committee shall cause the Company to contribute to the Award Pool an amount equal to the product that results when (x) 0.015 is multiplied by (y) the Sales Price and (z) the number of Equity Shares subject to the Sale. Subject to the terms hereof, the Award Pool shall be paid to each Participant (as provided in Section 5.05) in proportion to the number of Units granted to such Participant to the number of outstanding Units granted to all Participants as of the applicable payment date. Notwithstanding anything else in this Plan to the contrary, Sales or Distributions that occurs after the tenth anniversary of the Effective Date, shall not be regarded for any purposes under the Plan.

Section 5.03 Adjustments to Strike Price and Equity Shares. The Strike Price shall be proportionately adjusted to reflect, as reasonably determined by the Committee, each dividend payable in capital stock of the Company, and any stock split, share combination, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, payment or other similar event, in each case, affecting the Common Stock. The Strike Price shall also be adjusted to reflect, as reasonably determined by the Committee, the amount of cash or other property received by Shareholders in a Distribution to reflect the value received by Shareholders. If the Strike Price has been reduced to zero under the proceeding sentence, then any additional Distributions shall be deemed a Sale and 1.5% of such Distribution shall be added to the Award Pool.

Further, to the extent reasonably determined by the Committee, and subject to any required action by stockholders, in any reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, liquidation, dissolution or other similar event (which is not a Sale), the term Equity Shares shall pertain to the securities or other property to which a Shareholder receives with respect to its Equity Shares in connection with such event.

Section 5.04 Trust.

(a) Establishment of Trust. Upon the occurrence of a Sale for a Sales Price above the Strike Price: (i) which is the first such Sale above the Strike Price; and/or (ii) is part of a transaction or series of transactions in which at least 50% of the outstanding shares of Common Stock is sold to Persons other than Shareholders, the Company shall contribute to the Trust cash or other property at least equal in value to the Award Pool established with respect to such Sale[s] and an additional cash amount equal to twelve months’ estimated trustee fees and other costs (including income taxes) of administering the Trust. Upon the occurrence of any subsequent Sale above the Strike Price within the one-year period of the closing of the initial Sale and/or Sale involving at least 50% of outstanding shares of Common Stock, the Company shall contribute an additional amount equal to the increase in the Award Pool due to subsequent Sale. The Company is not required to fund the Trust with respect to Sales that are not described in this Section 5.04(a).

(b) Administration of Trust. The Company shall provide the Trustee with a payment schedule listing each Participant, the number of his or her Units and the terms conditions of his or her in the Award Letter and such other information as the Trustee may reasonably request. The Trustee shall have the duty to hold such property and to invest the Trust assets and funds in accordance with such payment schedule and the terms and conditions of the trust agreement entered into between the Company and the Trustee. All rights associated with the assets of the Trust, if any, shall be exercised solely by the Trustee or the Trustee’s designee. Upon the establishment of the Award Pool, the Trust shall be irrevocable and the trust fund may only be used to make payments under the Plan and defray the costs of administering the Trust until the Company’s obligations under this Plan have been satisfied in full. No amount shall be returned from the Trust to the Company until the Company has certified to the Trustee that all Participants have been paid in full.

Section 5.05 Payments to Participants.

(a) Upon the occurrence of a Sale for a Sales Price above the Strike Price: (i) which is the first such Sale above the Strike Price; and/or (ii) is part of a transaction or series of transactions in which at least 50% of the outstanding shares of Common Stock is sold to Persons other than Shareholders, and any subsequent Sale above the Strike Price within the one-year period of either such transaction, and subject to the Participant’s active employment by the Company or a Subsidiary on the applicable payment dates, each such Participant shall receive a payment equal to 50% of his or her percentage interest in the applicable Award Pool upon the six-month anniversary of the closing of the initial Sale and/or Sale involving at least 50% of outstanding Common Stock and the remaining 50% upon the 12-month anniversary of such closing and provided that the Participant continues to be in active employment by the Company or a Subsidiary on the applicable payment dates. Any additional amounts that become payable under the Plan with respect to Sales that are not described in this Section 5.05(a), shall be paid as upon the closing (or as soon as practicable thereafter) of each such Sale (or, if later, the 6 and 12-month anniversaries specified above), provided that the Participant continues to be in active employment by the Company on the applicable payment dates.

(b) Notwithstanding Sections 5.05(a) above, if a Participant’s employment is terminated by the Company without Cause or by reason of death or Disability following a Sale for a Sales Price above the Strike Price, any unpaid amounts with respect to such Sale shall become immediately payable; provided that if such Participant is a “Specified Employee” (as that term is defined in Treasury Regulation Section 1.409A-1(i)) and payment is being made as a result of his “Separation from Service” (as that term is defined in Regulation Section 1.409A-1(h)), payment shall not be made before the date that 6 months after the date of such Participant’s Separation from Service (or, if earlier, the date of the Participant’s death). All payments to which the Specified Employee would otherwise be entitled during the first 6 months following Separation from Service will be accumulated and paid on the first business day of the seventh month following the Separation from Service.

(c) Payments to Participants under the Plan shall be made in cash, provided that if the all or a portion of the Sales Price was paid in securities or other property, payments to Participants may be in the form of such securities or other property in proportion to that received Shareholders.

Section 5.06 Forfeiture of Units. Notwithstanding anything else in this Plan to the contrary, if the Participant’s employment with the Company or a Subsidiary is terminated either (i) for any reason before a Sale or (ii) after a Sale but before the applicable payment date, for any reason other than death, Disability or by the Company without Cause, then the Participant shall forfeit his or her Units and eligibility to receive any additional payments in respect of his or her Award Letter. The forfeited Units shall be available for re-grant under the Plan.

Section 5.07 Limitation on Benefits.

(a) $12 Million Payment Ceiling. Notwithstanding anything else in the Plan to the contrary, no more than $12 million in total payments shall be made under the Plan. Once the $12 million payment ceiling is reached, all Units shall be cancelled, the Plan shall automatically terminate and no further payments shall be made to any person.

(b) Tax Law. Notwithstanding anything else in the Plan to the contrary, to the extent that any of the payments and benefits provided under the Plan or any other agreement or arrangement between the Company or its Subsidiaries and a Participant (collectively, the “Payments”) would constitute a “parachute payment” within the meaning of section 280G of the Code, the amounts of such Payments shall be reduced to the amount that would result in no portion of the Payments being subject to the excise tax imposed pursuant to section 4999 of the Code. However to the extent reasonably available, to avoid such reduction the Company shall use its reasonable best efforts to avoid the imposition of the golden parachute excise tax on Payments by taking advantage of the stockholder approval requirements of section 280G(b)(5) of the Code. In addition, the Board and the Committee shall not exercise any discretion otherwise authorized under the Plan or any Award Letter if the exercise of the Board’s or Committee’s discretion would cause such Awards to fail to satisfy the requirements of section 409A of the Code.

Article VI

Amendment and Termination

The Board may, at any time and in its sole discretion, amend or terminate the Plan. Further, the Plan shall automatically terminate and all Units shall be cancelled upon the tenth anniversary of the Effective Date. No amendment or termination of the Plan shall in any manner adversely affect any outstanding Units previously granted under the Plan without the consent of the Participant holding such Units; provided, however, that, without a Participant’s consent, the Board may amend (such amendment to have the minimum economic effect necessary, as determined by the Board in its sole discretion) the Plan or any Units in such a manner as may be necessary or appropriate to comply with the requirements of section 409A of the Code, including, but not limited to, by delaying the payment of cash to any “specified employee” (within the meaning of section 409A of the Code) upon the termination of such specified employee’s services to the extent required.

Article VII

General Provisions

Section 7.01 Nontransferability of Awards. Awards may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. All rights with respect to any Award granted to a Participant shall be exercisable during the Participant’s lifetime only by such Participant.

Section 7.02 Beneficiary Designation. Each Participant may from time to time name one or more beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in the event of the Participant’s death. Each such designation will revoke all prior designations, shall be in a form prescribed by the Committee and will be effective only when received by the Committee during the Participant’s lifetime. In the absence of a valid beneficiary designation or if all designated beneficiaries have predeceased the Participant, any unpaid benefits at the Participant’s death shall be paid to the Participant’s surviving spouse, if any, or otherwise to his estate.

Section 7.03 Tax Withholding. The Company and the Trustee may withhold, or require a Participant to remit to the Company or any Subsidiary promptly upon notification of the amount due, an amount determined by the Company or such Subsidiary, in its discretion, to be sufficient to satisfy all federal, state, local and foreign withholding and employment tax requirements in respect of any Award, and the Company and the Trustee may defer payment of cash or issuance or delivery of any security or other property until such requirements are satisfied. The Committee may permit or require a Participant to satisfy his tax withholding obligation hereunder in such other manner, subject to such conditions, as the Committee shall determine.

Section 7.04 No Guarantee of Employment or Participation. Nothing in the Plan shall limit in any way the right of the Company or a Subsidiary to terminate any Participant’s employment at any time and for any reason, or confer upon any Participant any right to continue in the employment of the Company or a Subsidiary. No Employee shall have a right to be selected as a Participant or, having been so selected, to receive any Awards. Except as otherwise provided in this Plan or any applicable Award Letter, if a Participant forfeits any portion of his Award due to his termination of employment for any reason, such Participant shall not be eligible for any remuneration with respect to such termination to compensate such Participant for the loss of rights under the Plan.

Section 7.05 No Right to Particular Assets. Nothing contained in the Plan and no action taken pursuant to the Plan shall create or be construed to create any fiduciary relationship between the Company, on the one hand, and any Participant or executor, administrator or other personal representative or designated beneficiary of such Participant, on the other hand, or any other persons. Unless and until the Trust is funded and becomes irrevocable under

Section 5.02(b), any reserves (including the Equity Pool) that may be established by the Company in connection with the Plan shall continue to be held as part of the general funds of the Company, and no individual or entity other than the Company shall have any interest in such funds and to the extent that any Participant or his executor, administrator or other personal representative, as the case may be, acquires a right to receive any payment from the Company pursuant to the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.

Section 7.06 No Impact on Benefits. Awards shall not be treated as compensation for purposes of calculating a Participant’s rights under any employee benefit plan.

Section 7.07 Freedom of Action. Nothing in the Plan or any Award Letter shall be construed as limiting or preventing the Company from taking any action with respect to the operation or conduct of its business.

Section 7.08 Governing Law. The Plan and the Awards shall be governed by the laws of the State of Delaware, without giving effect to its choice of law principles.

Section 7.09 Severability. In the event that any one or more of the provisions of the Plan or any Award shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not be affected thereby.

Section 7.10 Indemnification. Each individual who is or shall have been a member of the Board or the Committee shall be indemnified and held harmless by the Company to the fullest extent permitted by the Company’s By-Laws against and from any loss, cost liability or expense (including any related attorney’s fess and advances thereof) that may be imposed upon or reasonably incurred by him or her in connection with, based upon or arising or resulting from any claim, action, suit or proceeding to which he may be made a party or in which he may be involved by reason of any action taken or failure to act under or in connection with the Plan or any Award Letter and against and from any and all amounts paid by him in settlement thereof, with the Company’s approval, or paid by him in satisfaction of any judgment in any such action, suit or proceeding against him; provided, that such individual shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such individuals may be entitled under the Company’s Articles of Incorporation, by contract, as a matter of law or otherwise.

Section 7.11 Notices. Each Participant shall be responsible for furnishing the Company with the current and proper address for the mailing of notices and delivery of documents. Any notices required or permitted to be given shall be deemed given if directed to the Person to whom addresses at such address and mailed by regular United States mail, first-class and prepaid. If any item mailed to such address is returned as undeliverable to the addressee, mailing will be suspended until the intended recipient furnishes the proper address.

Section 7.12 Incapacity. Any benefit payable with respect to a minor, an incompetent person or other person incapable of receiving such benefit, shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Board, the Committee, the Company and the other parties with respect thereto.

Section 7.13 Rights Cumulative; Waiver. The rights and remedies of Participants and the Company under this Plan shall be cumulative and not exclusive of any rights or remedies which either would otherwise have hereunder, and no failure or delay by either party in exercising any right or remedy shall impair any such right or remedy or operate as a waiver of such right or remedy, nor shall any single or partial exercise of any power or right preclude such party’s other or further exercise or the exercise of any other power or right. The waiver by any Participant or the Board, the Committee or the Company of any provision of the Plan shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by any such party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same any subsequent time or times.

Section 7.14 Headings and Captions. The headings and captions herein are for reference and convenience only, shall not be considered part of the Plan and shall not be employed in the construction of the Plan.

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